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                                                                    EXHIBIT 14.1


                            OYO GEOSPACE CORPORATION


                        GENERAL CODE OF BUSINESS CONDUCT

                                       AND

                           SUPPLEMENTAL CODE OF ETHICS

                                       FOR

                                     CEO AND

                            SENIOR FINANCIAL OFFICERS

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                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----

1.    Foreword............................................................... 1

2.    Internal Accounting Controls........................................... 3

3.    Antitrust.............................................................. 7

4.    Political Participation............................................... 10

5.    Employee Loyalty...................................................... 11

6.    Securities Trading and Disclosure..................................... 14

7.    Human Resources....................................................... 21

8.    Substance Abuse....................................................... 21

9.    Health, Safety and Environment........................................ 23

10.   International Trade Restrictions and Boycotts......................... 23

11.   Confidentiality of Corporate Information.............................. 24

12.   Records Retention/Destruction......................................... 25

13.   Community Involvement................................................. 25

14.   Government and Third Party Investigations............................. 25

15.   The Follow-Through.................................................... 26

General Code of Business Conduct Form of Agreement.......................... 29

Supplemental Code of Ethics for CEO and Senior Financial Officers........... 31

                                       -i-

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                            OYO GEOSPACE CORPORATION

                        GENERAL CODE OF BUSINESS CONDUCT


1.      FOREWORD

        The Board of Directors and senior management of OYO Geospace Corporation ("OYO Geospace" or the "Company"), believe it is critically important for you as an employee to know and understand the basic principles of law, ethics and sound business management by which OYO Geospace conducts its business. While we insist on compliance with all laws applicable to us, we also conduct our business based on adherence to ethical business standards and rational business management practices that go beyond minimal legal requirements.

        In brief, our philosophy is that OYO Geospace and its employees will comply with all applicable laws and regulations, will adhere to the highest ethical and business management standards and will act as responsible members of the community.

        This General Code of Business Conduct (the "Code") has been prepared to help you understand and abide by the philosophy outlined above. It also highlights several specific policies and laws of which you should be specifically aware in conducting your business activities. We do not expect you to become a legal expert in these areas as a result of having read this booklet; the examples included here do not represent every instance where laws apply to Company activities. However, we do expect you to comply with this Code, to be aware of commonly applicable laws and regulations, to be able to recognize sensitive areas and issues and to seek advice when necessary. Further, this Code does not purport to present a full exposition of the laws specifically noted herein or the Company's full understanding of such laws. Additionally, this Code demands conduct that may exceed legal minimums. Finally, with respect to the Code, the Company has a separate Code of Ethics for our Chief Executive and Financial Officers (appended at the end of this Code) in order to address certain requirements flowing from the Sarbanes-Oxley Act of 2002.

        Remember, it is always better to seek advice before a course of action is begun or a commitment is made so that the Company's standards and applicable legal requirements can be reviewed and difficulties avoided. If you have questions about the Company's standards or the laws governing your activities on behalf of the Company, consult with your supervisor, the Company's Chief Executive Officer or the Company's Chief Financial Officer. While the Company will have follow-through procedures to attempt to monitor compliance with this Code, it is your personal responsibility to be informed and to comply with this Code. We encourage you to ask questions to help meet this goal.

        OYO Geospace's goal is to maximize the value of its stockholders' investment in the Company. We will do that by adhering to our Mission Statement and Core Values:

        Mission - Our goal is to provide customers with the best products and services available in the industry. To accomplish this, we find ways to add value for the customer by creating profits for them.

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        We do not operate in isolation but within communities, which have placed their trust in our abilities. We are accountable for how well we serve them.

        Our community of employees serves a community of customers by providing equipment and services to help them make a profit. Our business activities serve a community of suppliers, lenders and shareholders who have put their trust in us by investing in our business. We best achieve our goal by operating from a set of Core Values:

                Integrity--Integrity is our most valued principle. We will maintain high ethical standards in everything we do. We must be known for our honest and sincere spirit. We are dedicated to complying with both the spirit and the letter of the rules and laws that govern us. Our continued success requires unswerving adherence to these standards.

                Teamwork--We are all in this together. As long as we work together, there is no limit to the possibilities. The sum of our collaborative effort is much larger than the sum of our individual efforts, and in this manner our customers are best served.

                Loyalty--We will be loyal to our customers. We will honor their secrets and confidences and earn their respect and loyalty in return.

                Flexibility--The work we do is highly technical and changes very rapidly. To be effective, we must be change hardy. "The way it's always been done" will not be sufficient to bring us future success. We must be a flexible organization that is willing to learn, create new ideas and adapt to the new environments.

                Responsibility--The responsibility of solving customers' problems belongs to everyone. We place no limits on employee initiative in serving customers. We must each be trustworthy and accountable to reliably serve the needs of the customer and each other.

                Excellence--We take great pride in the quality of our work and are determined to achieve excellence in everything we do. Excellence is reflected by how we conduct ourselves as individuals and as a company. It is reflected in the quality of the solutions we develop for our customers and the value they receive from our products and services. We seek to identify and recruit the very best person for every job. Excellence is a shared responsibility for every employee. To embrace excellence, we emphasize education, training and development of employees and teams. Striving for excellence is a continuing quest.

                Respect--We respect other people. This creates an environment that promotes open communication, diverse ideas and approachable people. A respectful environment allows customers to express their needs with the expectation that we will listen. It also allows thoughtful responsiveness to customers' needs.

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                Profitability--Profits are the fuel to our success. They create value for all stakeholders. It is our practice to share our profits with all who help create them.

                Enthusiasm--We are enthusiastic! This allows us to focus on our opportunities to serve the customer. Enlightened optimism creates an environment conducive to meeting and exceeding our customers' needs.

                Creativity--Fulfilling our customers' needs is the most important ingredient of our corporate well being. Our collective creativity generates solutions for our customers and is the essence of differentiating us from our competitors.

                Social Responsibility--We do not exist in isolation. We operate in communities who have placed their trust in us. They provide employees and suppliers a friendly environment for growth and success. We pledge to conduct ourselves in a most responsible manner in each community.

In pursuit of our Mission and these Core Values, the Company and employees will comply with this Code. This Code and any related policies and procedures apply to OYO Geospace, all divisions, subsidiaries and partnerships in which OYO Geospace holds a majority interest (if any) and all officers, employees and agents of these entities. Persons who violate this Code and any related policies are acting outside the scope of their employment or agency and are subject to the full range of disciplinary action by the Company, including termination. Further, we expect supervisors to take reasonable steps to help assure compliance and detect noncompliance by subordinates. Supervisors may themselves be disciplined for their failure to meet reasonable expectations in performing these duties.

        Adherence to Law--OYO Geospace and its employees will abide by all applicable laws and regulations and will act in such a manner that the full disclosure of all facts related to any activity will benefit the Company and never reflect adversely upon the Company.

        Adherence to High Ethical Standards--OYO Geospace and its employees will adhere to the highest ethical standards of conduct in all business activities and will act in a manner that enhances OYO Geospace's standing as a vigorous and ethical competitor within the business community.

        Responsible Business Citizenship--OYO Geospace and its employees will act as responsible citizens in the communities where the Company does business.

2.      INTERNAL ACCOUNTING CONTROLS

        This section of the Code describes the internal accounting controls that have been established to govern management of the Company's assets and liabilities. OYO Geospace has adopted these controls in accordance with generally accepted accounting principles, the guidelines of the Financial Accounting Standards Board, our internal needs, stockholder needs and the requirements of various laws and regulations which apply to the Company. Two of these laws, the Foreign Corrupt Practices Act of 1977, and the Sarbanes-Oxley Act of 2002 deserve further explanation because of their far-reaching provisions.

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        Foreign Corrupt Practices Act--In 1977 the federal government enacted the Foreign Corrupt Practices Act (the "FCPA"). All American citizens, residents and companies, whether publicly traded or privately held, are subject to certain key provisions of the FCPA.

        The FCPA has two basic parts: (1) the antibribery provisions (which apply to both individuals and entities) and (2) the accounting, recordkeeping and internal controls requirements (which are most directly applicable to publicly-owned companies, such as OYO Geospace). The antibribery provisions prohibit certain payments to foreign officials, foreign political parties, candidates for foreign political office and other persons known to be conduits to such recipients. Prohibited payments or "bribes" under the FCPA include anything of value given, offered or promised to any such person to assist the Company in obtaining business, retaining business or for directing business to any person. "Anything of value" can include things of value other than cash, such as free vacation trips, services and jobs for relatives.

        Despite its title, the FCPA's accounting, recordkeeping and internal control provisions apply to both domestic and foreign operations of publicly-traded American companies. These FCPA requirements were intended to act as a control system to complement the antibribery provisions by preventing the creation of unreported slush funds, illegal payments and other instances of false books and records, but they are actually much broader in scope. The provisions of the FCPA have been used by the U.S. government to challenge a wide range of questionable accounting and recordkeeping practices unrelated to illegal payments or foreign operations. In any instance, it is important to understand that accuracy in documentation and reporting is required since the FPCA's provisions can be interpreted to apply to relatively small sums, such as sums from petty cash funds.

        Penalties--Any director, officer, employee, or agent of OYO Geospace, or any stockholder acting on behalf of OYO Geospace, who is convicted of violating the antibribery provisions of the FCPA is subject to fines of up to $100,000 and/or imprisonment of up to five years for a single count. If convicted, the Company is subject to fines of up to $2,000,000 for a single count. In addition to possible criminal actions, civil enforcement actions may be brought against the Company and its personnel and civil penalties assessed against individuals. Other possible penalties and serious enforcement remedies can be applied to violations of the FCPA's accounting provisions.

        Sarbanes-Oxley Act--In 2002 the federal government enacted the Sarbanes-Oxley Act, a sweeping measure addressing corporate and accounting reform in the wake of highly publicized scandals in corporate America. Such Act and rules and regulations promulgated by the SEC thereunder contain a number of provisions affecting public companies like the Company, including (i) provisions requiring specific individual management certifications as to the accuracy of the Company's periodic reporting (Forms 10-Q and 10-K) to the Securities and Exchange Commission (the "SEC") and specific individual management certifications to the SEC as to the design, implementation and evaluation as to effectiveness of the Company's disclosure controls and procedures intended to assure timely and accurate periodic reporting. Further, such Act requires reports and certifications to the SEC as to the effectiveness of the Company's internal control over financial reporting, as well as other matters pertaining to internal controls, and will also require as of our 2005 fiscal year end that our independent

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auditors report on and attest to management's assessments as to internal control over financial reporting.

        Internal Control Guidelines--Under the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder "internal control over financial reporting" consists of a company's policies and procedures that are designed and operated to provide reasonable assurance about the reliability of the company's financial reporting and its processes for preparing financial statements in accordance with generally accepted accounting principles. It also includes policies and procedures that pertain to the maintenance of accounting records, the authorization of receipts and disbursements and the safeguarding of assets. To be effective, internal controls must be designed properly and all the controls necessary to provide reasonable assurance about the fairness of a company's financial statements should be in place and performed by qualified people who have the authority to implement them. Specifically, the rules under the Sarbanes-Oxley Act contemplate, as internal controls, policies and procedures that

        . pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the company's transactions and dispositions of assets

        . provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and that receipts and expenditures are being made only in accordance with authorizations of management and directors

        . provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets that could have a material effect on the financial statements.

        OYO Geospace has established accounting policies, systems, controls and records for authorizing, executing and recording, accurately, fairly and in reasonable detail, all transactions involving the Company's assets and liabilities. In addition, the Company has established physical and administrative controls for access to its assets and will periodically reconcile its recorded and existing assets. Further, the Company has in place procedures and controls as to its disclosure process. These policies and controls have been established according to the Company's internal needs, generally accepted accounting principles and various laws and regulations, including the FCPA and the Sarbanes-Oxley Act and rules and regulations under both such Acts. The Company's Chief Financial Officer has on-going responsibility to audit compliance with such policies and controls and to discuss such matters with, and to report exceptions to, the Audit Committee of the Board of Directors and the Company's legal counsel and/or independent auditors.

        . Compliance. No officer, employee or other person acting on behalf of the Company will engage in any activity that circumvents the Company's accounting policies or systems of internal controls or its disclosure controls and procedures.

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        .       Illegal Payments. No officer, employee or other person acting on behalf of the Company will in any way offer, promise, make or cause to be offered or made, illegal payments, illegal contributions (or other contributions prohibited hereby) or other illegal disbursements or gifts.

        . Internal Accounting Controls. Accounting practices are to be conducted in full compliance with the accounting, record keeping and internal control requirements of the FCPA, the Sarbanes-Oxley Act and related rules and regulations.

        . Cash Disbursements. Company policy prohibits cash disbursements except for nominal disbursements drawn from established and properly recorded petty cash accounts. Upon receipt of appropriate documentation and authorization, all checks will be drawn only to the ultimate payee. No checks will be drawn to cash or bearer. A procedure exists for granting exceptions to this policy, but the excepted transaction or transactions must be approved in advance by the Company's Chief Financial Officer or designee thereof.

        . Consulting Services and Review Procedures. The experience of American companies operating abroad is that problems relating to the FCPA, particularly its antibribery provisions, are most likely to occur in the use of foreign representatives, consultants, agents or other intermediaries. For this reason, the Company has adopted mandatory procedures that must be followed before a representative, consultant or agent can be retained. For purposes of these procedures, a representative, consultant or agent is any person or company who renders business, professional or technical advice or assists in facilitating relationships between the Company and any other person or otherwise acts as an intermediary compensated by the Company in any manner, directly or indirectly.

                A representative, consultant or agent cannot be retained without the prior approval of the Company's Chief Executive Officer or the designee thereof, unless the services being rendered will be performed solely in the United States or Canada. Before this approval will be granted, the form of a written contract between the Company and the representative, consultant or agent must be submitted and it must be confirmed that the representative, consultant or agent is not a government official, party official or candidate for office and is technically able to perform the services for which the representative, consultant or agent is contracting to perform.

        . Reporting and Review Procedure. Any officer, employee or other agent of the Company who thinks (i) a transaction may be illegal, (ii) that a deficiency exists or a circumvention is occurring as to the Company's disclosure controls and procedures or internal controls or (iii) that an event has occurred that may need specific attention as to the necessity for disclosure, must report this possibility to his supervisor, who in turn should consult with the Company's Chief Executive Officer or Chief Financial Officer. If either officer, after conferring with legal

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                counsel, or if the reporting person, believes it is necessary, then such person may request a review by notifying the Audit Committee of the Board of Directors of the Company.

                When a review is requested, the Audit Committee will inform management and those involved in any pending transaction that the transaction cannot proceed until the issue has been resolved.

                Under the direction of the Chief Financial Officer or another designee of the Audit Committee, with the assistance of legal counsel, a review will be commenced and completed as promptly as is reasonably possible, and a report will be given to the Audit Committee, which shall then take appropriate action to resolve the issue.

                All appropriate persons, including the reporting individual, will be informed as to how the issue is resolved. If the review procedure results in a favorable decision as to a pending transaction, then such transaction may proceed.

3.      ANTITRUST

        Federal and state antitrust laws are designed to preserve and foster fair and honest competition within the free enterprise system. To accomplish this goal, the language of antitrust laws is deliberately broad, prohibiting such activities as "unfair methods of competition" and agreements "in restraint of trade." Such language gives enforcement agencies the right to examine many different business activities to judge their effect on competition. Areas of concern include costs, prices, discounts, terms or conditions of sale, distribution, production, sales areas, customers, potential customers and suppliers.

        Policy--Company policy requires full compliance with all antitrust laws. No employee, under any circumstance, has the authority (actual, apparent or otherwise) to authorize a violation of law. Further, Company policy requires all persons acting on OYO Geospace's behalf to avoid even the appearance of conduct or activities contrary to antitrust laws. Anyone who violates the law, or knowingly permits a subordinate to do so, is subject to Company disciplinary action, including demotion or dismissal.

        Criminal penalties and civil remedies for antitrust violations are severe for both the Company and the individual. They include the following:

        Criminal Penalties

        . imprisonment of individuals for up to three years for each count of a criminal conviction which the court may determine, to be served concurrently or consecutively

        . fines against the Company for each count of conviction in an amount that can be millions of dollars

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        .       fine against individuals in substantial amounts for a conviction of a single count

        . under certain circumstances, corporate or organizational probation for all criminal antitrust violations (and other corporate felonies), for one to five years, including a fine, restitution or community service, that the organization will not commit any further federal, state or local crimes during the period of probation, plus other recommended conditions, such as mandatory publicity of the conviction or compliance with a compliance and protection program. One of the circumstances requiring mandatory corporate probation is the nonexistence of a compliance and detection program.

        Civil Remedies

        . payment of triple damages, plus reasonable attorney's fees and litigation costs awarded for each separate claim in a civil action, to firms or individuals injured by the violation

        . injunctions or consent decrees prohibiting certain activities. Consent decrees can seriously limit a firm's future freedom to engage in business activity and can be applied across a broader scope than was involved in the original violation.

        The points discussed herein do not include every instance in which these federal laws or state antitrust laws may apply.

        If you have questions or are uncertain about how the law may apply to a specific activity, contact your supervisor, the Chief Executive Officer or the Chief Financial Officer. We want you to ask questions and seek advice.

        Areas of Potential Exposure--Two areas where antitrust violations can occur are in relations with competitors and in relations with customers and suppliers.

        . Relations with Competitors. Probably the greatest danger for violations of the antitrust laws rests in contacts with competitors. The laws make illegal any agreement or understanding, expressed or implied, written or oral, which restricts competition or interferes with the ability of the free market system to function properly, basically any agreement that restrains trade. In the eyes of the law, good intentions, customer benefits and consumer benefits do not justify or excuse antitrust violations.

                Communications between representatives of competitors should be avoided unless they concern a true customer-supplier relationship, other legitimate business ventures or legal and proper trade association activities. A formal agreement with a competitor does not have to exist in order to prove a conspiracy to violate antitrust laws. A general discussion followed by common action can be enough to show implied agreement. In an investigation, every written or oral communication is subject to scrutiny. In fact, courts have sometimes referred to

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                "knowing winks" and "willing nods," pointing out tacit
                agreements in restraint of trade.

                Accordingly, you must not engage in any communications with competitors that could result, or even appear to result, in

                        .       price-fixing

                        .       bid-rigging (including "complimentary bidding")

                        .       allocation of customers, markets or territories

                        .       boycotts

                        .       production limits to restrain trade.

        The antitrust laws recognize your need to be aware of market conditions, and, subject to the restrictions described below, you may generally discuss these with customers and others, provided they are not competitors.

        . Relations with Customers and Suppliers. Generally speaking, we have an unrestricted right to choose our customers and suppliers. But, there are antitrust pitfalls in this area. The biggest danger is an allegation that, through an understanding or threat, we have improperly restricted a customer's freedom to establish its own prices or terms of sale. You should avoid all conduct or activities suggesting that to be the case or giving such an appearance. You must also avoid any agreement (or appearance of an agreement) with a supplier that establishes the price or terms of sale at which we sell our products, and you should avoid complaining to a supplier about the prices charged by his other customers with whom we compete.

                By law, a supplier cannot interfere with a customer's freedom to determine its own resale prices, cash discounts, profit margins and other terms and conditions of sale. Furthermore, a supplier acting in concert with a customer cannot interfere with the business decisions of another customer. Resale price-fixing agreements can be proven by circumstantial evidence, and any criticism of a particular price level can be argued to have been a threat. You should also avoid discussions of one customer's prices with another or with a supplier, since such discussions can be interpreted as an implied demand that a particular price be established.

                Tie-in sales and reciprocal dealing are other potential danger areas where caution should rule. Tie-in or tying sales or arrangements are those in which a customer must purchase one product or service in order to be able to purchase another or a supplier must sell one product or service in order to sell another. Reciprocal sales can be described as "you buy from me because I buy from you." Any activity that may involve these areas should be reviewed and approved by the Chief Executive

                Officer or the designee thereof before being discussed with a customer or a supplier.

        Seeking Advice--The preceding discussion is by no means an exhaustive list of areas where antitrust laws apply. If you have questions about a specific business activity, consult with your supervisor, the Chief Executive Officer or the Chief Financial Officer. Remember, we want you to ask questions.

4.      POLITICAL PARTICIPATION

        Participation in the political process is one of every citizen's most basic rights. Federal and state laws, however, limit the nature and extent of individual and corporate political participation. For example, federal law and the laws of many states prohibit corporate contributions to political candidates or officeholders.

        It is against Company policy to use Company funds or other Company assets to make political contributions to candidates for political office or to officeholders. This policy applies even in states where the law may permit corporate political contributions. In addition, you must obtain the approval of the Chief Executive Officer or the Chief Financial Officer before allowing any OYO Geospace facilities to be used for political purposes.

        Federal law and Company policy also state that no one will be reimbursed for personal political contributions. Personal compensation will not be altered in any way under any circumstances to reflect such contributions.

        While corporate policy does not prohibit political contributions that are legal under the laws of foreign countries where the contribution may be made as well as under the FCPA, such a donation requires the approval of the Chief Executive Officer and the Chief Financial Officer.

        Personal Political Participation--The Company encourages employees to participate in their national or local political process, as they so desire. They may make personal political contributions or communicate their personal beliefs to elected officials.

        It is important, however, to distinguish between personal and corporate political activities. As a responsible corporate citizen, OYO Geospace may speak out on issues of importance to the Company. Senior management is responsible for developing the Company's position on relevant legislative and regulatory issues, and the Company's government relations representatives are responsible for communicating these positions to government officials as directed by management.

        Unless you are specifically requested by the Company to represent it before legislative or other government bodies, be sure you clearly label any personal communication with legislators as your own beliefs. If you are contacted by legislators or regulators regarding the Company's position on public issues, you should refer them to the Chief Executive Officer or the Chief Financial Officer.

        Media Relations--Employees may be asked by representatives of the news media for information concerning the Company's position on issues or about matters pertaining to the Company's business. Employees should refer these and all other requests from the news media to the Chief Executive Officer or Chief Financial Officer.

        In addition, employees may not release information to the news media about Company activities or the activities of other employees. The Company has established systems and procedures for responding to news media requests and for obtaining management approval for public statements. If an activity merits or requires public disclosure, its release will be handled by the Chief Executive Officer or Chief Financial Officer.

5.      EMPLOYEE LOYALTY

        OYO Geospace expects its employees to serve the Company with undivided business loyalty. You are expected to put the Company's interests ahead of any other business and commercial interest you may have as an individual. You also should avoid situations in which a conflict of interest could arise.

        Conflict of Interest--A conflict of interest exists when there is a conflict between an individual's obligation to the Company and personal self-interest. Other potential conflicts arise in situations where a competitive, regulatory or adversary relationship could exist. Employees should not use their position with OYO Geospace, or information acquired in that capacity, in a manner (1) that may create a conflict of interest or the appearance of a conflict of interest between the employee's personal interests and the Company or (2) which directly or indirectly benefits the employee or the employee's immediate family.

        Generally speaking, employees should not engage in activities that

        .       compete with any of the Company's lines of business

        .       provide service or assistance to a competitor

        .       interfere with the performance of job duties.

In addition, you should not use Company assets for your personal gain. The work you do for the Company belongs to the Company. You may not exploit inventions, patents, copyrights or other intellectual property or proprietary information or trade secrets belonging to the Company.

        This policy is based on the legal principle that requires directors, officers and employees who handle Company money or property, or who transact Company business, to serve the Company with undivided loyalty. These individuals are strictly prohibited from taking what in all fairness belongs to the Company. If a business opportunity should belong to OYO Geospace, taking it for personal gain is considered taking a corporate asset.

        Specifically, you should not participate in, and no member of your immediate family should participate in, any of the following activities without prior written approval:

        . selling or brokering products or services for any competing enterprise

        . accepting a position or arrangement in or with any competing business

        . using Company copyrights, trade names or other intellectual property or proprietary information without permission

        . engaging in land or property transactions in which the Company may have an interest

        . acquiring an equity interest (including stock or stock options), or engaging in any other business or financial arrangement with, a business engaged in purchases from or sales to the Company or in competition with the Company, except, of course, for equity interests in public companies that are not significant ownership positions therein.

        Trading in publicly traded securities usually is not a conflict of interest. But see "Securities Trading and Disclosure" hereinafter. If you have questions about this policy, contact the Company's Chief Executive Officer or Chief Financial Officer.

        In addition, employees should obtain the written approval of the Chief Executive Officer or the designee thereof before serving as an officer or director of a business other than OYO Geospace or its subsidiaries (if any) and other charitable, civic and similar organizations whose activities do no conflict with the interests of OYO Geospace and which do not impose excessive time demands.

        Intellectual Property and Computer Law--OYO Geospace has made a large investment in the development of software, trademarks, service marks, trade names, patents, copyrights, trade secrets and other valuable intellectual property. The continued success of the Company is dependent upon the successful commercial development and exploitation of its intellectual property. Every employee is responsible for insuring that these valuable assets are protected and preserved.

        Most intellectual property created by an employee will be "work for hire" and OYO Geospace will automatically own all rights in what the employee creates. In some cases, however, an employee may be asked to sign a separate document transferring the employee's rights to the Company. An employee will be required to sign the transfer document when the invention or other work being transferred was created by the employee during the time the employee was working for OYO Geospace.

        Infringement of other parties' intellectual property rights is both expensive and illegal. It is OYO Geospace's policy to avoid unauthorized use of other companies' or people's proprietary intellectual property, including trademarks, service marks, patents, copyrights, and trade secrets.

        Therefore, employees are instructed as follows:

        . Employees should not use OYO Geospace trademarks or service marks in any way other than as a capitalized adjective, or fail to accompany trademarks or service marks with the proper designation.

        . Employees should affix a proper copyright notice to any piece of OYO Geospace's intellectual property, including but not limited to computer software developed by OYO Geospace or its contractor.

        . Employees responsible for purchasing and/or managing software should be familiar with the terms of software licenses and should take steps to ensure that users of the software are familiar with any contractual limitations on use.

        . Employees should not knowingly make unauthorized copies of software, use it in a manner, at a location, or on any machine, that is not authorized by the terms of the license agreement. As an example, employees should not bring software from home to use on their personal computers at work.

        . Unless approved by appropriate management personnel, employees should not engage outside consultants or developers without adequate protection of the intellectual property rights of OYO Geospace.

        . Employees should respect the intellectual property rights of other companies and persons and not knowingly misappropriate such property.

        Ethical Standards--All of the Company's activities must be performed based on the highest ethical standards. To assure this goal, employees should avoid any relationship with other businesses that could impair or unduly influence their ability to discharge their duties properly. The appearance of a conflict often can be as damaging as an actual conflict. A good general rule is to avoid any action or association that would be embarrassing to you or the Company if it were disclosed to the public.

        Gifts and Bribes--Gifts and entertainment represent an area of potential conflict in situations where a competitive, regulatory or adversary relationship could exist. Giving or accepting gifts and entertainment can be construed as an attempt to unduly influence the relationship. It should be noted that many states and foreign countries have so-called "commercial bribery" statutes that prohibit bribes in private business, and some federal criminal statutes can be extended to cover such activities. Generally, you should not make or accept gifts of more than nominal value or entertainment of greater than usual or customary expense. Gifts of money, stock, bonds or similar items are never permissible. Your judgment can help tell you (1) when a gift is improper and should be refused to prevent embarrassment to everyone and (2) when to avoid what may be an unintentional violation of the law. In addition, you should never receive or provide any gifts or entertainment when there is any obligation to "pay back" on the part of the recipient. Employees should report any instance in which they have been offered something they cannot accept under this Code to their supervisor as soon as possible.

        Business entertainment is an ambiguous area. Picking up the check (or letting someone else pay the tab) for a business lunch or dinner or a trip to a sporting event or other event is usually permissible. However, a clear business purpose should be involved. Employees will be reimbursed for reasonable travel and entertainment expenses incurred for the benefit of the Company which are ordinary and necessary, legally incurred and properly authorized, reported and approved.

        Gratuities and Government Employees--Federal and state laws restrict the ability to give gratuities to government employees, including politicians. These laws specifically prohibit giving a gratuity to a government employee in connection with a business transaction. Procurement and contracting officers, inspectors, auditors and even local officials who issue permits or grant zoning variances are examples of government employees frequently dealt with, but any government employee can be included in this prohibition. The laws could be violated if anything of value is given to a government employee even if there is no intent to influence an official action or decision. While it is possible that there may be some "tolerance" under certain federal bribery laws for the giving of small "good will" type items, to avoid gray areas the Company's policy prohibits all such activities.

        A limited exception to the prohibition permits certain entertainment of public officials in connection with lobbying efforts and closely related public affairs work. However, applicable laws and rules restrict even this exception and, under certain conditions, impose even more stringent controls, such as requirements to register as lobbyists and to report expenditures. Therefore, no employee should entertain a public official or otherwise engage in lobbying efforts without authorization from OYO Geospace's Chief Executive Officer or Chief Financial Officer.

6.      SECURITIES TRADING AND DISCLOSURE

        Insider Information--Publicly traded companies generally are required, subject to certain narrow exceptions, to provide full and fair public disclosure on a timely basis of any activities or events which would materially affect the value of their securities.

        In the normal course of business, some OYO Geospace employees may have access to information about such activities or events (including information as to both activities undertaken by OYO Geospace itself and activities undertaken by others) before it becomes public knowledge. Until it is released to the public, this knowledge is considered "inside" information and must be kept confidential. In general, federal securities laws may be viewed as designed to protect the public by preventing anyone with access to inside information from exploiting this knowledge. If you are aware of any material information relating to the Company that has not been made available to the public for at least two full business days, you must not trade directly or indirectly in the Company's securities or disclose ("tip") such information to another person who is likely to trade in the Company's securities. Serious criminal and civil penalties attach to "insider" trading and "tipping".

        You should assume that information is "material" if an investor might consider the information to be important in deciding whether to buy, sell or hold securities of the Company.

A good question to ask is "will the information when disclosed be likely to affect the price for the Company's securities?" Information may be important for this purpose even if it would not alone determine an investor's decision. Some (but not all) of the matters which may be material are earnings forecasts and undisclosed past financial results, possible acquisition or disposition of a business or formation of a joint venture or other strategic relationship, acquisition or loss of a significant supplier or customer or contract therewith, dividend actions, important product developments, significant financing developments, major personnel changes, major litigation developments, changes in the Company's capital structure (debt or equity) and the status of any labor negotiations. We emphasize that this list is merely illustrative. When there is any doubt, please consult with the Chief Executive Officer or Chief Financial Officer; we recommend a conservative attitude in these regards. You may not act on this information or release it to anyone else, including relatives, friends, co-workers or stockbrokers, until the information has been disclosed publicly and the public has had time to react to it.

        Similarly, if you are aware of nonpublic information concerning a possible significant transaction between the Company and another public company, you must not disclose that information to persons outside of the Company and you must not trade directly or indirectly in securities of the other company until such information has been publicly disclosed or until the possibility of such a transaction has been permanently terminated.

        Penalties for violations are severe and include

        .       criminal fines and imprisonment

        . judgment in favor of a damaged investor ordering the violator to pay over any profits made from trading on the information and possible payment of damages

        . in certain cases, judgment in favor of the Company ordering the violator to pay over any profits made from the transaction, and possible payment of damages

        .       court injunction

        .       administrative sanction

        . civil penalties of up to three times the amount of profit gained or loss avoided.

        OYO Geospace may even have allegations made, and civil penalties sought, against it under certain circumstances in connection with violations by its employees.

        While the nature of their duties means that some employees have greater knowledge or access than others to material Company information, the rules apply to anyone who has direct or indirect access to material nonpublic information. This includes everyone from officers and directors of the Company to clerical staff and secretaries who may type confidential memoranda or technical personnel who may work on new projects.

        Insider Trading Guidelines--The following guidelines are intended to help you comply with the rules regarding inside information.

        . Regardless of the motive or purpose involved, Company personnel should not discuss internal information about the Company (i) with anyone outside the Company, except as required in the performance of regular Company duties and (ii) with anyone inside the Company except on a "needs to know" basis.

        . Do not disclose sensitive or nonpublic information to anyone outside the Company regardless of your view as to its materiality. The Company has standard procedures for the release of information where appropriate, necessary or required. No disclosure should be made without following these procedures. Communications on behalf of the Company with the media, securities analysts and other investors must be made only by specifically designated representatives of the Company. Unless you have been expressly authorized to make such communications, if you receive any inquiry relating to the Company from the media, a securities analyst or an investor, you should decline commenting and refer the inquiry to the Company's Chief Executive Officer or Chief Financial Officer.

        . You should not buy or sell OYO Geospace securities (or options therefor), or direct someone else to buy or sell them for you, when you have knowledge of material inside information which has not been made public. After it has been made public, you cannot act on the information until the public has had time to react to it.

        . You should not trade in another company's stock, options or other securities if you believe that their value will be affected by OYO Geospace's plans, activities or business or a transaction with OYO Geospace.

        Insider Trading Blackout Period--To ensure compliance with this Code of Conduct and applicable federal and state securities laws, the Company requires that all directors, officers and employees who receive monthly financial information as to the Company refrain from conducting transactions involving the purchase or sale of the Company's securities during the following periods (the "Blackout Period"):

        Blackout Period: The period in any fiscal quarter commencing twenty days prior to the last day of any fiscal quarter and ending at the close of business on the third business day following the date of public disclosure of the financial results for such fiscal quarter or year. (These periods will usually include March 11 through April 30, June 10 through July 31, September 10 through November 15, and December 11 through January 31.)

        The safest period for trading in the Company's securities, assuming the absence of possession of material, non-public information, is generally the first ten or so business days following the end of a Blackout Period. The Blackout Periods are particularly sensitive periods of time for transactions in the Company's stock from the perspective of compliance with applicable securities laws, and while they are not mandatory for all employees, all employees are directed to use caution during such periods in connection with any transaction in Company securities.

        The purpose behind the Blackout Periods is to help establish a diligent effort to avoid any improper transactions. All officers, directors and employees who receive monthly consolidated financial information must comply with the Blackout Period restrictions. Each person is individually responsible at all times for compliance with the prohibitions against insider trading. Trading in the Company's securities outside a Blackout Period should not be considered a "safe harbor," and all directors, officers and employees should use good judgment at all times.

        From time to time, the Company may also recommend that directors, officers, selected employees and others suspend trading because of developments known to the Company and not yet disclosed to the public. In such an event, selected persons are advised not to engage in any transaction involving the purchase or sale of the Company's securities during this period and should not disclose to others the fact of such suspension of trading.

        Pre-Clearance of Trades--The Company has determined that all officers and directors, and certain other employees of the Company (who receive monthly consolidated financial information or who have been specifically instructed) should refrain from trading in the Company's securities, even outside of the Blackout Periods, without first complying with the Company's "pre-clearance" process. Each such person should contact the Company's Chief Financial Officer prior to initiating any purchase or sale of the Company's securities. The Company may also find it necessary, from time to time, to require compliance with the pre-clearance process by certain employees, consultants and contractors other than and in addition to the foregoing persons.

        Applicability Policy--With regard to insider trading, this Code applies to all transactions in the Company's securities, including common stock and any other securities the Company may issue from time to time, such as preferred stock, options, warrants and convertible debentures, as well as to derivative securities relating to the Company's stock, whether or not issued by the Company, such as publicly-traded options. As discussed above, it also applies to such securities of any other company.

        The Code as to insider trading applies to all officers of the Company, all members of the Company's Board of Directors and all employees of, consultants to, and other persons associated with the Company and its subsidiaries who receive or have access to material non-public information (as defined above) regarding the Company. This Code as to insider trading applies not only to the above group of people but also to members of their immediate families, members of their households, entities controlled by them and any person who receives material, non-public information from any insider.

        If you have any questions about what information is considered inside information or material information or whether the rules apply to you, consult your supervisor, the Chief Executive Officer or the Chief Financial Officer. Violation of the Company's insider trading policies by employees will also result in disciplinary action, which could include termination of employment with the Company.

        Communicating With Securities Analysts and Investors--Securities laws generally focus on ensuring that investors are given full and fair disclosure about the public companies in which they invest. Although these laws impose an affirmative duty on public companies to make disclosures to the market under certain circumstances, disclosures to analysts and investors are completely voluntary and these groups generally owe no fiduciary duty to companies to keep disclosures confidential absent a confidentiality agreement. Notwithstanding the noncompulsory nature of such communications, OYO Geospace spokespersons must be cognizant of the special problems that may create liability for the company when it chooses to open its channels of communication to analysts and investors.

        The Securities and Exchange Commission has adopted rules governing "Selective Disclosure and Insider Trading" which became effective October 23, 2000. These rules are referred to as Regulation FD (Fair Disclosure). The regulation provides that when an issuer of public securities, or person acting on its behalf, discloses material nonpublic information to securities market professionals and/or holders of the issuer's securities, it must make simultaneous public disclosure of that information.

        This policy documents how OYO Geospace will respond to questions and other communications to/from securities analysts and investors (including potential investors).

        Designated Spokesperson--Public communications should be both consistent and concise. Before being publicized, the company's written communications generally receive considerable scrutiny from its Board of Directors, legal counsel and auditors. Great care is taken to determine the appropriate language needed to convey the event or events being communicated, as well as to be silent on any confidential matters not yet appropriate for public disclosure.

        Generally, public communications may be followed-up by inquiries from interested analysts, investors or other third parties. To ensure consistent communications to all interested parties outside the company, we have limited the number of "story tellers" within the OYO Geospace organization. The company has designated only its Chief Executive Officer and Chief Financial Officer to respond to such inquiries.

        Material Nonpublic Information--OYO Geospace spokespersons may not disclose material nonpublic information to analysts and investors without simultaneously disclosing that information publicly. Any dissemination of such information must be in a manner sufficient to ensure its availability to the investing public to promote market efficiency through equal access to information. Because disclosures to one or a group of analysts or investors are viewed as improperly favoring one group of investors, these "selective" disclosures do not satisfy the broad dissemination standard required for disclosing material information and may result in liability to our company.

        Material nonpublic information can take many forms. Information that will often be considered material includes:

        . Earnings information (reports or projections, both favorable and unfavorable)

        . Pending mergers, acquisitions, tender offers, joint ventures or changes in assets

        . New products, contracts or discoveries, or developments regarding customers or suppliers

        .       Changes in control or in management

        .       Change in auditors

        . Events regarding the company's securities (defaults, calls for redemption, repurchase plans, stock splits, changes in dividends, public or private sales of additional securities)

        Private Communications with Analysts and Investors-Reports and Models--Communications with analysts sometimes take the form of reviewing or correcting statements contained in reports and reviewing models of the company's historical and estimated future earnings. Assisting with the drafting, reviewing, revising or disseminating such reports or projections may cause a company to inadvertently assume a duty to correct information published by an analyst if it is or becomes incorrect, and a company may be held liable for statements made in the reports if that information is materially false and misleading and can be legally attributed to the company.

        It is preferable for the OYO Geospace spokesperson to avoid any comment on such documents. However, at his/her discretion, an OYO Geospace spokesperson may comment on such reports or projections only with regard to historical facts and general industry data that has been widely disseminated. Any comments on future financial or business activities, whether positive or negative, must be avoided.

        Earnings Projections--Analysts and investors will often ask for commentary regarding the accuracy of future earnings projections (either their own internal projections or those of a consensus).

        The SEC has taken the position that giving any guidance on earnings should be avoided because it is likely to be material. Explicit statements indicating that an estimate is "ballpark", "too high" or "too low" must be avoided. Even implicit guidance, such as suggestions to "rethink" an earnings estimate should be avoided.

        This policy prohibits any OYO Geospace spokesperson from commenting on the accuracy of future earnings projections. Any inquiries from analysts and investors should be answered with "It is our company's policy not to comment on earnings estimates unless we choose to do so publicly in a broadly disseminated fashion".

        Rumors--Often the company's spokesperson will be asked to comment on rumors. While a company is not ordinarily required to comment on rumors if it did nothing to contribute to them, a company can be held liable for rumors even without leaking information if its actions in responding to rumors are misleading. For example, if a company denies rumors that are false and then takes a "no comment" position on rumors that are true, its actions may be criticized and challenged. For this reason, the OYO Geospace spokesperson should always respond to market rumors with "It is our company's policy not to comment on market rumors".

        Planned Communications--If OYO Geospace intends to open its doors to analysts' inquiries through a conference call or by other means, it should anticipate questions that will be asked and formulate written preplanned responses. Having a "script" to follow eases the possibility of inadvertently disclosing material information. The OYO Geospace spokesperson should make every attempt to identify the types of questions that the company will, and will not, entertain and be prepared to answer in a consistent way those questions it will entertain.

        Public Disclosures-Cautionary Language--Except for certain documents filed with the SEC (particularly as "Management's Discussion and Analysis" requirements focus on known trends and uncertainties), OYO Geospace is generally not required to make forward-looking disclosures. To the extent that OYO Geospace makes any forward-looking disclosures, it should use cautionary language to put the analyst or investor on notice that the statement potentially lacks reliability. The spokesperson should avoid using vague, blanket or boilerplate language because such statements merely warn the reader that the investment has risks and ordinarily will be inadequate to prevent misinformation. To suffice, the cautionary statements must be substantive and specifically tailored to the risks involved. All OYO Geospace forward-looking disclosures should be accompanied by appropriate language sufficient to give us the safe-harbor protections afforded by securities laws.

        Full and Fair Disclosure--If OYO Geospace decides that it must make certain disclosures, it must follow the concept of full and fair disclosure. Half-truths should be avoided and all relevant information related to the disclosure should be revealed so that the statement is not misleading. The four "golden maxims of disclosure" are: tell the truth, tell the whole truth, tell it plainly, and tell what it means. Full and fair disclosure can only be achieved if our spokespersons monitor and track disclosures that have been previously made in both formal SEC filings and informally to analysts and others so that they will continuously appreciate the "total mix" of information available to investors.

        Intention to Update--To minimize the risk that OYO Geospace will be found liable for failing to update prior statements, any forward-looking disclosures should include language disclaiming an intention to update so that the investment community is put on notice that it should not rely on the continued accuracy of the statement. While we do not intend to update forward-looking information, we will monitor the circumstances so that we can reconsider that intention if we feel it advisable.

7.      HUMAN RESOURCES

        OYO Geospace recognizes that its greatest strength lies in the talent and the ability of its employees. These goals have been established to guide the Company's activities in employee relations; it is the Company's on-going policy

        . to provide equal opportunity for employment and advancement on the basis of ability and aptitude without regard to race, color, creed, age, sex, sexual orientation, disabilities or national origin

        . to protect the health and safety of employees in their work environment

        . to compensate employees fairly, according to their performance and to provide benefits within the framework of prevailing practices.

        OYO Geospace's policy prohibits racial, ethnic, religious or sexual harassment of employees or applicants.

        Racial, ethnic and religious harassment includes such conduct as slurs, jokes or intimidation. Sexual harassment includes unwelcome sexual advances or other verbal or physical conduct of a sexual nature when

        . submission to such conduct is made, either explicitly or implicitly, a term or condition of an individual's employment

        . submission to or rejection of such conduct by an individual is used as the basis for employment decisions affecting such individual

        . such conduct has the purpose or effect of unreasonably interfering with an individual's work performance or creating an intimidating, hostile or offensive working environment.

        Any questions about this policy, any complaint by an employee or applicant who is subjected to harassment, or any information concerning potential harassment, whether sexual or on the basis of race, religion or national origin, should be directed to the Chief Executive Officer or the designee thereof. All reports can be made without fear of reprisal, and appropriate confidentiality will be maintained. Each report will be immediately investigated. If a violation of Company policy is found, corrective action will be taken and the offending employee will be subject to disciplinary action, which may include dismissal.

8.      SUBSTANCE ABUSE

        OYO Geospace is alarmed at the growing trend of substance abuse and the harmful effects it has on individuals and our society. The Company does not condone nor will it tolerate illegal drug use or abuse of alcohol or other legally controlled substances by its employees.

        To protect the health and welfare of its employees, customers, neighbors and others with whom it has relationships, OYO Geospace has adopted the following practices and procedures.

        . The possession, use, sale, manufacture, distribution, dispensation or purchase of unauthorized or illegal drugs or substances, or the abuse or misuse of legal drugs or alcohol on Company premises, while on Company business or during working hours, is prohibited.

        . Any employee under the influence of drugs or alcohol while on Company premises, while on Company business or during working hours is subject to disciplinary action, including termination.

        . Unlawful actions which discredit the Company involving illegal drugs, controlled substances or alcohol during non-working hours are grounds for disciplinary action, including termination.

        . A medical screen for drugs may be included as a condition of employment in any physical examination provided by the Company, including pre-employment, executive and work-related physical examinations. Further, employees performing jobs involving safety and health concerns may be notified by management that periodic or mandatory random testing for drug use will be conducted. Confirmed positive test results are grounds for disciplinary action, including termination, or for denial of employment.

        . The Company may require appropriate medical screens as a condition of continued employment if suspicion exists that an employee's work performance or safety is impaired by the use of drugs or alcohol.

        . The Company may inspect or search employees' possessions on Company premises to assure a drug-free work environment.

        . Refusal to cooperate with these procedures, including appropriate medical screens, may result in disciplinary action, including termination. . Employees who suffer from a substance abuse problem are urged to seek assistance by contacting OYO Geospace's Human Resources Department. Records associated with substance abuse counseling or the Employee Assistance Program and the results of drug and alcohol tests will be kept confidential, except to the extent disclosure is required by law.

        The law and our policy require any employee working on a federal contract who is convicted of violating a criminal drug law while on Company premises to promptly report the conviction to OYO Geospace's Human Resources Department. Any employee so convicted may be required to participate in a substance abuse rehabilitation program.

9.      HEALTH, SAFETY AND ENVIRONMENT

        Regulations--Numerous environmental regulations designed to protect human health and the environment affect nearly every aspect of OYO Geospace's business. Failure to comply with the regulations can result in the imposition of civil penalties against OYO Geospace and its employees. The penalties that may be imposed under the various regulations are up to thousands of dollars per day per violation. Criminal sanctions may also be imposed upon individuals, with resultant penalties including possible imprisonment. The environmental statutes also prohibit OYO Geospace from reimbursing any employee for fines imposed against the employee by the government for violations of environmental laws.

        Policy--OYO Geospace is committed to protecting and maintaining the quality of the environment and to promoting the health and safety of its employees, its customers and the communities where it operates. Employees are expected to support OYO Geospace's commitment by:

        . operating in full compliance with all environmental, health and safety laws and regulations

        . consistently implementing all work practices taught in Company-sponsored education and training programs to prevent personal injury or property loss

        . actively encouraging care and regard for the environment among fellow employees

        . immediately reporting any environmental, health or safety problems to supervisors

        . identifying opportunities to improve environmental, health and safety programs

        . being prepared to implement emergency preparedness plans, if necessary.

        Finally, possession or use of firearms or other weapons on Company premises is absolutely prohibited and termination will likely follow for any violation of this prohibition.

        Reports of any actual or potential environmental, health or safety problems, or any questions about employees' responsibilities or Company policies in these areas, should be immediately directed to your supervisor, the Chief Executive Officer or the Chief Financial Officer.

10.     INTERNATIONAL TRADE RESTRICTIONS AND BOYCOTTS

        The ability of American companies and their foreign affiliates to trade in the world market is occasionally restricted by regulations issued by the United States government. For example, American companies are prohibited from participating in economic boycotts directed against friendly countries and trade with certain countries is restricted or prohibited.

        Detailed and complex regulations have been adopted that prohibit the taking of any action that may support a boycott. The regulations prohibit the Company or any of its employees from refusing to do business with anyone based upon race, religion, sex or national origin and from providing information concerning these matters about its employees to customers or potential customers.

        The regulations require that requests to participate in a boycott be promptly reported to the U.S. government. Requests to participate in a boycott can be found in almost any business document, including contracts, requests to bid, letters of credit, purchase orders and questionnaires which seek information about potential suppliers. You should thoroughly review all documents for boycott language, being particularly alert for words like "boycott," "blacklist" and provisions that prohibit the importation of goods from certain countries or that require that goods be shipped on vessels or aircraft that are able to enter the ports of particular countries. If any document contains language that you believe may be boycott-related, immediately contact the Chief Executive Officer or the Chief Financial Officer before completing the transaction.

        Trade between American companies and certain countries, including in particular Cuba, Iraq, North Korea and Libya, is prohibited. Further, additional restrictions and regulations apply to certain trade activities with certain other countries. The prohibitions may also apply to foreign affiliates of American companies. You should consult with the Chief Executive Officer or the Chief Financial Officer before any business relationships are established with any of the named countries, and trade with other countries, if any doubt exists, also should be cleared with the Chief Executive Officer or the Chief Financial Officer.

        Compliance with boycott requests, failure to promptly report the receipt of boycott requests and trading with the named countries (or with certain other countries to which further regulations apply) can subject the Company to severe penalties.

11.     CONFIDENTIALITY OF CORPORATE INFORMATION

        One of OYO Geospace's most valuable assets is its body of business information, ideas and data. The widespread use of computer terminals and computer systems has caused this information to be accessible by many employees. Failure to adequately protect this corporate information can lead to the loss of highly confidential data that may place OYO Geospace at a disadvantage in the marketplace or breach the Company's contractual obligations.

        As an employee, you are responsible and accountable for the integrity and protection of business information and must take steps to protect information that has been entrusted to you. Care must be taken to safeguard the confidentiality of internal information. For example, you must not make inappropriate modifications to information or destroy, disfigure or disclose information. Documents containing sensitive data should not be left lying on desks and must be properly secured at the end of the business day. Visitors should not be left unattended in offices containing internal Company documents. In addition, particular attention must be paid to the security of the data stored on the computer system - you must maintain the secrecy of your password and lock the equipment when not in use. If you observe individuals that you do not recognize using terminals in your area, immediately report this to your supervisor.

12.     RECORDS RETENTION/DESTRUCTION

        OYO Geospace's corporate records are important assets. Corporate records include essentially everything you produce as an employee. This may be something as obvious as a memorandum, a contract or a product or market study or something not as obvious, such as a desk calendar, an appointment book or an expense record.

        OYO Geospace is required by law to maintain certain types of corporate records, usually for a specified period of time. Failure to retain such documents for such minimum periods could subject the Company to penalties and fines, cause the loss of rights, obstruct justice, place the Company in contempt of court or place the Company at a serious disadvantage in litigation.

        Accordingly, OYO Geospace has established controls to assure retention for required periods and timely destruction of retrievable records, such as hard copies and records on computers, electronic systems, microfiche and microfilm. Even if a document is retained for the minimum period, legal liability or other adverse effects could still result if a document is destroyed before its scheduled destruction date.

        You are expected to fully comply with the records retention/destruction schedule for the department in which you work, as it may be implemented from time to time. If you believe that documents should be saved beyond the applicable retention period, consult your supervisor who, in turn, should contact the Chief Executive Officer or the Chief Financial Officer.

13.     COMMUNITY INVOLVEMENT

        OYO Geospace strives to be a responsible corporate citizen in the communities and areas in which it operates. In this effort, the Company provides support to various educational, cultural and civic endeavors. Such support may involve gifts of time or money. Monetary contributions are made in specified main categories, including education, health and welfare, culture and art and civic causes. Funds are allocated on the basis of financial need, degree to which programs affect employees or their families, effectiveness of the program being considered and the extent of benefits to the public.

        In addition, OYO Geospace supports charitable gifts through payroll deductions for employee gifts and may, from time-to-time, offer matching employer donations.

        The Company also encourages employees to become active citizens in their communities. You should use your good judgment to assure that your participation doesn't conflict with your responsibilities to the Company.

14.     GOVERNMENT AND THIRD PARTY INVESTIGATIONS

        Occasionally, OYO Geospace may be subject to information requests, inspections or investigations by governmental entities. It is Company's policy to cooperate fully with all legal and reasonable governmental requests associated with information requests, inspections or investigations unless the Chief Executive Officer, together with legal counsel, determines that

OYO Geospace has a legally defensible basis for not complying and that the Company should not comply. Therefore, employees are instructed as follows:

        . Employees should notify the Chief Executive Officer immediately about any government (or private) information request, inspection, investigation, search warrant or subpoena of OYO Geospace or its personnel or customers.

        . Employees should also notify the Chief Executive Officer before any information is given to any government entity. If circumstances prevent advance notification, notification should be given as soon as possible after information is given to the government entity.

        . Employees should notify the Chief Executive Officer immediately about any information request, inspection or investigation by any stock exchange or self-regulatory organization that is directed to OYO Geospace or its personnel before any information is given to the entity.

15.     THE FOLLOW-THROUGH

        As described throughout this document, the Company has put certain review mechanisms into place with respect to specific matters in the Code and specific officers have been designated in connection therewith for certain responsibilities. In addition, there are three broad actions we can take to assure that our written commitment to legal and ethical business conduct pays off in practice.

        The first action is to provide a mechanism that will help us handle difficult judgment decisions--those "gray areas" where it is often hard to pinpoint right from wrong. None of us should be uncomfortable in handling a question of ethics. When such situations arise, we must seek counsel. The OYO Geospace system is very simple: ask the person to whom you report. That person can in turn "take it up the line" as may be necessary.

        All managers are to maintain an "open door" policy with regard to questions of ethics and law. They are to make themselves easily available to any and all employees who have such questions. Employees in turn are reminded that the time to bring up a question of legal or moral standard or ethical behavior is before the fact, rather than after the fact. You must never hesitate to talk to your supervisors about a question of proper business conduct, no matter how small or insignificant it may seem to be.

        The second action consists of several programs or procedures that will make attention to this Code and detection of variances an integral part of managing our business. These steps are as follows:

        . The Audit Committee of the Company's Board of Directors serves as the final authority with regard to our Code and is responsible for specifying procedures to implement this follow-through program. This committee consists of designated members of the Board of Directors who may in turn designate members of management for certain purposes.

        . At least once a year managers will review this Code with their subordinates to insure that the Code is fully understood.

        . Managers will investigate any suspicion that unethical or illegal activities are taking place and call upon the Chief Executive Officer or Chief Financial Officer for assistance.

        . All corporate officers, general managers, supervisors and other key personnel will sign a letter every year, a copy of which will be retained by the Company (and available for review by the Audit Committee), affirming a knowledge and understanding of OYO Geospace's Code and stating that within the past year

                -       they have reviewed this Code with their subordinates

                -       they have investigated all cases of suspicious conduct

                - they have reported significant violations of this Code to the Audit Committee.

        . The Chief Executive Officer, the Chief Financial Officer and the Company's independent public accountants will report immediately to the Audit Committee any violations or suspected violations of this Code which come to their attention as a result of the procedures contemplated hereby and of carrying out normal audits of the Company's accounts. Appropriate action will follow.

        . Waivers of this Code as to any officer or director of the Company may be made only by the Audit Committee and will ordinarily require prompt public disclosure.

        The third action is to advise you that the Audit Committee is hereby establishing procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls and auditing matters and violations of law or of this General Code of Business Conduct and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding any such matters. Any such submissions should be made by means of a memorandum delivered in a sealed envelope, addressed to "Chairman, Audit Committee", at the Company's main address, which envelope should be marked externally "Personal and Confidential". In such memorandum you may report Code and/or law violations or your concerns in that regard. You may remain anonymous if you so wish. This procedure should not, of course, be used for personal vendetta, but is an open means for your use. The cooperation of every employee is required in assuring that instances of violations of law or of this Code, including accounting, internal control or auditing breaches or lapses, are called to the attention of those in the Company who should be informed. Employees and agents should report conduct by others in the organization that is at odds with this Code and/or law and cooperate with investigations. They may do so without fear of retribution. No

OYO Geospace employee will suffer any adverse action or career disadvantage for questioning in good faith an OYO Geospace practice. The Audit Committee will treat all such submissions in as confidential a manner as is possible in carrying out any investigation as to the matters brought to its attention. If we are to hold ourselves to these high standards, each of us must understand that the Company's best interests are our best interests and that we are expected to exercise honorable intentions and good judgment as well as moral courage in matters of investigation and reporting covered in this policy.

        Like our Code of Business Conduct itself, the system we have devised for follow-through will be subject to change and revision as we gain experience with it. The Company has no intention of overcomplicating our business lives with unnecessary procedures. But at the same time, OYO Geospace wants it clearly understood that adherence to law and this Code carries the highest priority.

                            OYO GEOSPACE CORPORATION

                        GENERAL CODE OF BUSINESS CONDUCT
                                FORM OF AGREEMENT

        In consideration of my employment by OYO Geospace Corporation or one of its subsidiary corporations or partnerships (hereinafter "OYO Geospace" or the "Company"), I understand that my conduct as an employee is expected to comply at all times with the highest ethical business standards. I have read the Company's General Code of Business Conduct (the "Code") and, if applicable to me, the Supplemental Code of Ethics for CEO and Senior Financial Officers (the "Supplemental Code"), and I agree to abide by the terms of the policies set forth therein. In addition, I hereby specifically agree that

        . I am familiar with and understand the statements set forth in the Code and, if applicable to me, the Supplemental Code.

        . I will abide by the Company's policies in the Code and, if applicable to me, the Supplemental Code.

        My obligations to abide by these policies may not be changed or modified, released, discharged, abandoned or terminated, in whole or in part, except by an instrument in writing signed by a duly authorized senior officer of the Company. I further understand that my obligation to abide by these policies is an ongoing one, and I agree to promptly disclose to the Company's Chief Executive Officer or Chief Financial Officer any exceptions to or potential conflicts with this Agreement that may arise subsequent to signing this Agreement.

        I acknowledge that neither this Agreement nor the Code nor the Supplemental Code, if applicable to me, is meant to vary or supersede the regular terms and conditions of my employment by OYO Geospace or to constitute an employment contract.

        In consideration of my continued employment by OYO Geospace, I understand my continuing responsibility to comply at all times with the Code and, if applicable to me, the Supplemental Code. At this time, I am in compliance with the Code of Business Conduct and I am not currently aware of any violation of it by employees under my supervision, if applicable. I will continue to comply and will report any non-compliance that comes to my attention. I understand that this certification supplement does not supersede any prior certifications that I have signed.

            Signature:_______________________________________________

            Name:____________________________________________________
                                    (Print Legibly)

            Employee Title:__________________________________________

            Employee Business Phone:_________________________________

            Date:____________________________________________________

EMPLOYEES: RETAIN A COPY OF THIS DOCUMENT FOR YOUR RECORDS. A COPY OF THIS CERTIFICATION WILL BE MAINTAINED IN YOUR PERMANENT EMPLOYEE FILE.

        INFORMATION REQUIRED BY THE COMPANY'S CODE OR THE SUPPLEMENTAL CODE.

List below any existing or potential conflicts of interest and any directorships, officerships, or other positions held in commercial firms or organizations that are not substantially or wholly owned by OYO Geospace Corporation or one of its subsidiaries. You should list those positions even if you serve at the request of or with the permission of the Company, but you need not list positions held in charitable or community organizations or on residential cooperative boards whose activities do not conflict with the interest of your employer and which do not impose excessive demands on your time. Also, use the space below to identify any questions or comments you may have.

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

                PLEASE RETURN TO YOUR HUMAN RESOURCES DEPARTMENT.

                       SUPPLEMENTAL CODE OF ETHICS FOR CEO
                          AND SENIOR FINANCIAL OFFICERS

        The Company has a General Code of Business Conduct applicable to all directors and employees of the Company. The CEO and all senior financial officers, including the CFO and principal accounting officer, are bound by the provisions set forth therein relating to ethical conduct, conflicts of interest and compliance with law. In addition to the General Code of Business Conduct, the CEO and senior financial officers are subject to the following additional specific policies and procedures:

                1. The CEO and all senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the Securities and Exchange Commission or in its press releases as to financial matters. Accordingly, it is the responsibility of the CEO and each senior financial officer promptly to bring to the attention of the Audit Committee of the Board of Directors any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings and such press releases and otherwise to assist management personnel involved in the disclosure process and the Audit Committee in fulfilling their responsibilities.

                2. The CEO and each senior financial officer shall promptly bring to the attention of the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal control over financial reporting that could adversely affect the Company's ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

                3. The CEO and each senior financial officer shall promptly bring to the attention of the Audit Committee any information he or she may have concerning any violation of the Company's General Code of Business Conduct or of these additional policies and procedures, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management member or other employee who has a significant role in the Company's financial reporting, disclosures or internal controls.

                4. The CEO and each senior financial officer shall promptly bring to the attention of the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof.

                5. The Board of Directors or the Audit Committee, each with the advice of legal counsel, shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the General Code of Business Conduct or of these additional policies and procedures by the CEO or any of the Company's senior financial officers. Such actions shall be reasonably designed to prevent and deter wrongdoing and to promote accountability for adherence to the General Code of Business Conduct and to these additional procedures, and shall include written notice to the individual involved (i) that the Board or Audit

Committee has determined that there has been a violation, (ii) of censure by the Board or Audit Committee, (iii) of demotion or re-assignment of the individual involved, (iv) of suspension with or without pay or benefits, (v) of termination of the individual's employment or (vi) some combination of the foregoing, all as shall be determined by the Board or Audit Committee to be appropriate in a particular situation. In determining what action is appropriate in a particular situation, the Board of Directors or Audit Committee or any designee thereof shall take into account all relevant information, including the nature and severity of the violation, whether a violation was a single occurrence or one of repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

                6. Any changes to, or waivers (including an implicit waiver arising by reason of failure to take action with respect to a departure from these additional procedures within a reasonable period of time) as to, these additional procedures will, under requirements under the Sarbanes-Oxley Act and rules and regulations promulgated thereunder, be disclosed by the Company on a Form 8-K filed with the SEC or on the Company's website within five business days of the event.